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                                                                    EXHIBIT 10.2

                               BRAMSON & PRESSMAN
                              1100 E. Hector Street
                                    Suite 410
                             Conshohocken, PA 19428
                               Phone: 610-260-4444
                                Fax: 610-260-4445

May 11, 2001

Dr. Jonathan Schull
Chief Executive Officer
Softlock.com, Inc. d/b/a Digital Goods
Five Clock Tower Place
Suite 440
Maynard, MA  01754

Re:      Engagement Agreement

Dear Jon:

In accordance with the Rules of Professional Conduct, which govern our providing services as attorneys, this letter will confirm the basis on which Bramson & Pressman ("B&P") have been asked to represent Softlock.com, Inc. d/b/a Digital Goods ("Digital Goods") in connection with the sale or licensing of its patent portfolio (the "Patent Portfolio"), and such other matters as you may request.

Our engagement will cover a period of up to two (2) years from the date of this Engagement Agreement, and shall continue thereafter on a month-to-month basis, subject to termination after six (6) months from the date hereof by either party upon written notice. All compensation and arbitration provisions will survive termination.

During the initial three (3) months of this engagement, we will undertake the following tasks:

       1. Preparing a new set of claims for filing by Digital Goods' patent counsel, coordinating our efforts with patent counsel, and otherwise working to put the Patent Portfolio in optimum condition for license or sale;

       2. Developing a list of prospects for the sale or license of the Patent Portfolio;

       3. Developing a strategy for the sale or license of the Patent Portfolio, working with Digital Goods to determine whether the strategy should be long-term or short-term;

       4.   Developing suitable marketing materials;

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Dr. Jonathan Schull
Page 2
May 11, 2001

       5. Contacting agreed-upon prospects and participating in negotiations with those prospects; and

       6.   Participating in a license or sale program.

Tasks 1, 5 and 6 may well continue beyond the initial three-month period.

During this engagement, B&P will be the sole and exclusive representative of Digital Goods as to the sale or license of the Patent Portfolio. B&P will not have the right to obligate Digital Goods in any contract without your written consent. All decisions as to strategy and business terms will be made by Digital Goods.

During this engagement, B&P will keep detailed records of time spent on behalf of Digital Goods and will bill you for our services, subject to (i) a thirty-five percent (35%) discount from our regular billing rates, which are $350 per hour for me and $250 per hour for Robert A. Pressman, and (ii) a cap of $7,500 per month on payments by Digital Goods (at the discounted rate); provided, however, that B&P is not obligated to provide services in any month valued at over $10,000 (at the discounted rate).

We will provide you with regular monthly bills, specifying time devoted to each Digital Goods matter, and expect to be paid promptly after your receipt of our bills.

This Engagement Agreement is subject to an evergreen retainer of $7,500. Upon execution of this Engagement Agreement, Digital Goods will send $15,000 to B&P by Federal Express, to be applied to its account. Whenever the account balance falls below $7,500, Digital Goods will promptly make a payment to bring the current balance back to $15,000.

In addition to the discounted fees, Digital Goods will pay B&P a success fee of twelve-and-one-half percent (12 1/2%) of all "net revenues" received by Digital Goods during or after the term of this Engagement Agreement, with respect to transactions (including any patent infringement suits) involving all or any part of the Patent Portfolio and entered into during the term of this Engagement Agreement or within two (2) years thereafter ("net revenues" are gross revenues minus out-of-pocket expenses of Digital Goods incurred in negotiating and closing any transaction for the sale or license of the Patent Portfolio), except that:

       1. With respect to any patent infringement suit filed during the term of this Engagement Agreement, involving one or more patents in the Patent Portfolio, B&P's right to receive a success fee shall apply when the suit is concluded by final and unappealable judgment or settlement;

       2. In the event of a transaction involving both the Patent Portfolio and significant other assets of Digital Goods, the parties shall endeavor in good faith to determine the relative contributions of the Patent Portfolio and the other assets to the total consideration paid in the transaction, and to adjust the success fee proportionately;

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Dr. Jonathan Schull
Page 3
May 11, 2001

            provided, hwoever, that in such event, the success fee will be in the range of 5% to 10%; and

       3. Transactions during the two (2)-year post-termination period shall have been with companies with which B&P participated in presentations or other activities related to the sale or licensing of the Patent Portfolio.

B&P will bill Digital Goods, on a monthly basis, for any out-of-pocket expenses which we incur on your behalf, such as long-distance telephone calls, photocopying, express delivery services, and travel expenses. We will not incur any monthly expenses in excess of $500 without your consent. We may request advance payment for substantial expenses.

Digital Goods hereby grants to B&P a first and prior lien on and security interest in the Patent Portfolio and the proceeds thereof, to secure the payments due and owing to B&P under this Engagement Agreement, and will execute and deliver such documents as B&P may request to evidence this right. If any future investors in Digital Goods require a security interest in the Patent Portfolio, B&P shall share its security interest and the proceeds thereof on a PARI PASSU basis. If requested, B&P and the investors shall enter into an agreement under which one of the parties shall hold the security interest for the benefit of all of the parties. The foregoing lien is subject to existing liens, if any. Digital Goods has no knowledge of any such liens.

B&P are attorneys and will be called upon to perform legal services in advising Digital Goods about and negotiating and drafting agreements as to the Patent Portfolio. You are hereby advised that the Pennsylvania Code of Professional Responsibility may require attorneys to disclose to clients a possible conflict of interest inherent in performing legal services for a content fee or taking an interest in a client asset. You acknowledge that you have consulted with independent counsel in entering into this Engagement Agreement. You hereby waive any present or future claim that Digital Goods does or may have that B&P has a conflict of interest as a result of its performing services hereunder for a contingent fee or taking a security interest in the Patent Portfolio.

Any dispute between us that cannot be resolved amicably shall be decided by arbitration, conducted in New York, New York, by a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall have at least twenty-five (25) years of experience in the intellectual property field, including at least ten years of extensive patent licensing experience, and a degree in electrical engineering, computer science, or physics. The arbitrator shall award the prevailing party the amount of its attorneys fees and expenses, in addition to any other sums to which the prevailing party shall be entitled. The fees and expenses of the arbitrator shall initially be divided equally between the parties, but shall be included in the arbitrator's award of fees and expenses to the prevailing party. Notwithstanding the foregoing, if the only issue to be decided in the arbitration is the percentage amount of the applicable success fee, each party shall pay (i) its own attorneys fees and expenses and (ii) one-half (1/2) of the fees and expenses of the American Arbitration Association and of the arbitrator.

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Dr. Jonathan Schull
Page 4
May 11, 2001

This is the entire agreement between us as to the Patent Portfolio, and its validity and interpretation shall be governed by Pennsylvania law.

If the terms of this proposal meet with your approval, please sign this Engagement Agreement in the space below, and provide me with a signed return copy.

We look forward very much to working with you.

Sincerely yours,

Bramson & Pressman



By: /s/ ROBERT S. BRAMSON
   ----------------------------------
        Robert S. Bramson


AGREED:

SOFTLOCK.COM, INC. d/b/a
DIGITAL GOODS



By: /s/ DR. JONATHAN SCHULL
   ----------------------------------
        Dr. Jonathan Schull,
        Chief Executive Officer


cc: Jonathan R. Karis, Esq.